Exhibit 99.1

Contact: Lendway, Inc. Biz McShane, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

LENDWAY, INC. ANNOUNCES

QUARTER ENDED MARCH 31, 2025 FINANCIAL RESULTS

MINNEAPOLIS, MN – May 13, 2025 – Lendway, Inc. (Nasdaq: LDWY) (“Lendway” or the “Company”) today announced its financial results for the quarter ended March 31, 2025.

Overview

Quarter ended March 31, 2025

●	Net revenue was $12.4 million.
●	Gross profit was $3.9 million, or 31.3% of sales.
●	Operating income of $1.4 million compared to an operating loss of $1.6 million in the quarter ended March 31, 2024.
●	Net income from continuing operations was $0.6 million compared to a loss of $1.5 million in the quarter ended March 31, 2024.
●	Net income attributable to Lendway was $0.4 million, or income of $0.25 per basic and diluted share, compared to net loss of $1.2 million, or a loss of $0.67 per basic and diluted share in the quarter ended March 31, 2024.
●	Adjusted EBITDA was $2.6 million compared to $1.6 million in the quarter ended March 31, 2024.
●	At March 31, 2025, cash and cash equivalents were $1.3 million and working capital was $6.3 million.
●	Cash provided by continuing operations was $1.7 million compared to $1.4 million in the quarter ended March 31, 2024.

Lendway’s Chairman and Co-Chief Executive Officer, Mark Jundt, commented, “We’re pleased to report strong financial performance this quarter, with notable improvements in both revenue and EBITDA. These results reflect and highlight the strong spring tulip season. With the impact of Easter and Mother’s Day sales ahead of us, we expect these positive trends to continue. The team is working tirelessly to fulfill strong demand, and we are very proud of them and their efforts.” Co-Chief Executive Officer Dan Philp added, “Next quarter’s results will, for the first time, allow us to report a full year over year quarterly comparison of Bloomia’s operations under Lendway’s ownership. With partial quarter results and acquisition-related costs rolling off that lookback, we’re excited at the opportunity to report a clean look at why we feel so strongly about this business.”

As previously announced, Lendway’s board of directors has approved a change in fiscal year end from December 31 to June 30 each calendar year. Lendway intends to report a six-month transition period starting January 1, 2025 and ending June 30, 2025, which is the period between the closing of the most recent fiscal year on December 31, 2024 and the opening date of the new fiscal year starting on July 1, 2025.

Quarter Results

Net Revenue

Net revenue was $12.4 million for the three months ended March 31, 2025 compared to $8.0 million in the three months ended March 31, 2024. All revenue was from Bloomia, which was acquired in February 2024, resulting in three full months of revenue in 2025 compared to approximately six weeks of revenue in 2024.

Gross profit

Gross profit in the three months ended March 31, 2025 was $3.9 million, or 31.3% of sales, compared to gross profit of $1.7 million, or 21.7% of sales, in the three months ended March 31, 2024. In 2024, inventory was written up to fair value related to the acquisition of Bloomia, and $1.4 million of amortization costs were included in the period. The first half of the calendar year historically has the highest sales and efficiencies.

Operating income (loss)

The Company had operating income of $1.4 million in the three months ended March 31, 2025, compared to an operating loss of $1.6 million in the three months ended March 31, 2024. The improvement primarily relates to $1.5 million of costs associated with the acquisition of Bloomia in 2024 and a full quarter of operating results.

Net income (loss) from continuing operations

Net income from continuing operations was $0.6 million in the three months ended March 31, 2025, compared to a loss of $1.5 million in the three months ended March 31, 2024. The improvement is due to a full quarter of Bloomia operations in 2025 and $1.5 million of transaction costs in the prior year, partially offset by higher interest expense.

Net income (loss) attributable to Lendway

Net income attributable to Lendway for the three months ended March 31, 2025 was $0.4 million, or income of $0.25 per basic and diluted share, compared to net loss attributable to Lendway of $1.2 million, or a loss of $0.67 per basic and diluted share, in the three months ended March 31, 2024. The improvement is due to a full quarter of Bloomia operations in 2025 and $1.5 million of transaction costs in the prior year, partially offset by higher interest expense.

Adjusted EBITDA

In the three months ended March 31, 2025, adjusted EBITDA was $2.6 million, compared to $1.6 million in the three months ended March 31, 2024. The increase is due to a full quarter of Bloomia operating income included in the 2025 period versus approximately six weeks in the 2024 period.

Bloomia Adjusted EBITDA

Bloomia had $3.0 million of adjusted EBITDA in the three months ended March 31, 2025. From the date of acquisition through March 31, 2024, Bloomia had $2.2 million of adjusted EBITDA. As discussed above, the seasonal Bloomia business had its strongest sales and earnings in the first two quarters of the year.

Balance Sheet

As of March 31, 2025, cash and cash equivalents totaled $1.3 million, compared to $1.8 million as of December 31, 2024. The decrease is primarily due to debt repayments in the three months ended March 31, 2025. Working capital (current assets less current liabilities) was $6.3 million at March 31, 2025, compared to $11.0 million at December 31, 2024. Debt, including a $3.5 million note payable to a related party, was $40.6 million as of March 31, 2025, compared to $42.1 million at December 31, 2024. The decrease is due to repayments in the quarter.

About Lendway, Inc.

Lendway, Inc (Nasdaq: LDWY) is a specialty ag company focused on making and managing its ag investments in the U.S. and internationally. The Company is the majority owner of Bloomia, one of the largest producers of fresh-cut tulips in the United States. For additional information, contact (800) 874-4648 or visit our website at www.lendway.com.  Investor inquiries can be submitted to info@lendway.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not statements of historical or current facts are considered “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from the results or performance expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,”  “expect,” “future,” “intend,” “likely,” “may,” “plan,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding, for instance: (i) our belief that our cash balance, cash generated by operations and borrowings available under our Credit Agreement, will provide adequate liquidity and capital resources for at least the next twelve months, (ii) regarding the potential for growth and other opportunities for our business, and (iii) the nature and timing of the Company’s intended financial reporting during its transition to a fiscal year ending June 30. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. These statements are subject to the risks and uncertainties that could cause actual results to differ materially and adversely from the forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes.

Factors that could cause our estimates and assumptions as to future performance, and our actual results, to differ materially include the following: (1) our ability to integrate and continue to successfully operate the newly acquired Bloomia business, (2) our ability to compete, (3) concentration of Bloomia’s historical revenue among a small number of customers, (4) changes in interest rates, (5) ability to comply with the requirements of the Credit Agreement and operate within its restrictions, (6) economic and market conditions that may restrict or delay appropriate or desirable opportunities, (7) our ability to develop and maintain necessary processes and controls relating to our businesses, (8) reliance on one or a small number of employees, (9) potential adverse classifications of our Company if we are unsuccessful in executing our business plans, (10) other economic, international, business, market, financial, competitive and/or regulatory factors affecting the Company’s businesses generally, (11) our ability to attract and retain highly qualified managerial, operational and sales personnel, and (12) the availability of additional capital on desirable terms, if at all. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2024 and additional risks, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Lendway, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Unaudited)

(Values are rounded to the nearest thousand dollars and thousand shares)

	Three Months Ended
	March 31,
	2025	2024
Revenue, net	$12,443,000	$8,033,000
Cost of goods sold	8,554,000	6,289,000
Gross profit	3,889,000	1,744,000
Sales, general and administrative expenses	2,457,000	3,388,000
Operating income (loss)	1,432,000	(1,644,000)
Foreign exchange gain	(335,000)	(45,000)
Interest expense, net	970,000	225,000
Other expense, net	24,000	9,000
Income (loss) from continuing operations before income taxes	773,000	(1,833,000)
Income tax expense (benefit)	156,000	(347,000)
Net income (loss) from continuing operations	617,000	(1,486,000)
Income from discontinued operations, net of tax	10,000	72,000
Net income (loss) including noncontrolling interest	627,000	(1,414,000)
Less: Net income (loss) attributable to noncontrolling interest	178,000	(251,000)
Net income (loss) attributable to Lendway, Inc.	449,000	(1,163,000)
Other comprehensive income (foreign currency translation)	22,000	3,000
Less: Comprehensive income attributable to noncontrolling interest	4,000	—
Comprehensive income (loss) attributable to Lendway, Inc.	$467,000	$(1,160,000)

Net income (loss) per basic and diluted share attributable to Lendway, Inc.:
Continuing operations	$0.25	$(0.71)
Discontinued operations	0.01	0.04
Basic and diluted earnings per share	$0.25	$(0.67)

Shares used in calculation of net income (loss) per share:
Basic and diluted	1,770,000	1,743,000

SELECTED BALANCE SHEET DATA

	March 31, 2025	December 31, 2024
Cash and cash equivalents	$1,308,000	$1,759,000
Working capital	6,274,000	11,026,000
Total assets	100,514,000	99,985,000
Total debt	40,562,000	42,090,000
Total liabilities	87,946,000	88,091,000
Stockholders’ equity	12,568,000	11,894,000

Working capital represents current assets less current liabilities.

Non-GAAP Reconciliations

This press release includes adjusted EBITDA, and Bloomia Adjusted EBITDA, which are non-GAAP financial measures. Non-GAAP financial measures, which are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in accordance with GAAP. Such non-GAAP financial measures are not substitutes for, or as an alternative to, and should be considered in conjunction with, the respective GAAP financial measures. The non-GAAP financial measures presented may differ from similarly named measures used by other companies.

Included below are reconciliations of EBITDA and adjusted EBITDA to net income (loss) from continuing operations, the most directly comparable GAAP measure. We have included these non-GAAP performance measures as a comparable measure to eliminate the effects of non-recurring transactions that occurred during the three months ended March 31, 2025 and 2024. We believe adjusted EBITDA provides meaningful supplemental information about our operating performance as this measure excludes amounts from income from discontinued operations that we do not consider part of our core operating results when assessing our performance. Items excluded from adjusted EBITDA consist of acquisition-related costs and other costs, such as the cost of inventory that was stepped up to fair value as a result of the purchase accounting related to our acquisition of a majority interest in Bloomia. Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in cash requirements for our working capital needs.

The following table reconciles net income (loss) from continuing operations and adjusted EBITDA for the three months ended March 31, 2025 and 2024:

	Three Months Ended
	March 31,
	2025	2024
Net income (loss) from continuing operations	$617,000	$(1,486,000)
Interest expense, net	970,000	225,000
Income tax expense (benefit)	156,000	(347,000)
Depreciation and amortization	835,000	300,000
EBITDA	2,578,000	(1,308,000)
Acquisition and integration-related related costs	24,000	1,542,000
Non-cash step-up inventory write-off	—	1,360,000
Severance	39,000	—
Adjusted EBITDA	$2,641,000	$1,594,000

The following table reconciles Bloomia adjusted EBITDA to total Company adjusted EBITDA. Management excludes Lendway corporate overhead when evaluating its investment in Bloomia.

	Three Months Ended	Three Months Ended
	March 31, 2025	March 31, 2025
	Bloomia	Lendway Overhead	Total
Income (loss) from continuing operations before income taxes	$1,117,000	$(344,000)	$773,000
Depreciation and amortization	831,000	4,000	835,000
Interest expense, net	970,000	—	970,000
EBITDA	2,918,000	(340,000)	2,578,000
Acquisition and integration-related costs	24,000	—	24,000
Severance	39,000	—	39,000
Adjusted EBITDA	$2,981,000	$(340,000)	$2,641,000

	Acquisition to	Three Months Ended
	March 31, 2024	March 31, 2024
	Bloomia	Lendway Overhead	Total
Loss from continuing operations before income taxes	$(1,347,000)	$(486,000)	$(1,833,000)
Depreciation and amortization	296,000	4,000	300,000
Interest expense (income), net	351,000	(126,000)	225,000
EBITDA	(700,000)	(608,000)	(1,308,000)
Acquisition and integration-related costs	1,542,000	—	1,542,000
Non-cash step-up inventory write-off	1,360,000	—	1,360,000
Adjusted EBITDA	$2,202,000	$(608,000)	$1,594,000

We believe these non-GAAP financial measures will be useful to permit investors to compare results with prior periods that did not include the one-time events and the resulting accounting charges. Management has used EBITDA and Adjusted EBITDA (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability consistently; (c) in presentations to the members of our Board of Directors; and (d) to evaluate compliance with covenants and restricted activities under the terms of our Credit Agreement.